Exhibit 10.5

                            PATENT PURCHASE AGREEMENT

This Patent Purchase Agreement (the Agreement), dated May 21, 1990 is between RMED International, Inc. (the Company), a Colorado corporation and Brandy Enterprises, Ltd. (Brandy), an Illinois corporation.

      1. For a purchase price of $225,000 the Company is selling to Brandy a 50% interest in the pending "Flushable Diaper Device and Method" patent (the Patent). The purchase price will be payable as follows:

                    On March 26, 1990         $50,000
                    On April 6, 1990          $25,000
                    On April 30, 1990         $25,000
                    On May 10, 1990           $25,000
                    On June 10, 1990          $50,000
                    On July 10, 1990          $50,000

Failure to pay any amount of the above sums will result in a reduction of the percentage of ownership and a reduction of the royalty rates discussed below by the percentage of the unpaid amount of the original sum of $225,000.

      2. All rights to the use and licensing of the patent remain with Company and Brandy. If the Company is dissolved or liquidated or if the Company is declared insolvent or bankrupt or the Company makes an assignment for the benefit of creditors or a receiver is appointed or any proceeding is demanded under any provision of any bankruptcy laws, the Company and the principal officers of said Company acknowledge and agree that these rights for their 50% interest shall revert to Brandy.

      3. The Company will have the exclusive right to purchase Brandy's 50% interest in the Patent. Brandy will give the Company sixty (60) days notice of their intention to sell. If this share should be sold to a party other than the Company, they will have the same rights as set forth in paragraph 2 of this Agreement.

      4. The Company will pay Brandy a royalty of 50% of the net profits from the sale of diapers made under pending "Flushable Diaper Device and Method" patent. Net profits are defined as gross sales of "Flushable Diaper Device and Method" diapers less the following: 1) direct costs related to such sales including credit card fees, sales returns and allowances, and trade discounts;
2) costs to manufacture such "Flushable Diaper Device and Method" diapers including raw materials, labor, and packaging; 3) direct distribution costs related to sales of "Flushable Diaper Device and Method" diapers including sales commissions, advertising and promotion; 4) general administrative costs allocated to sales of "Flushable Diaper Device and Method" diapers based on the percentage of sales of "Flushable Diaper Device and Method" diapers to total sales of all products of the Company; and 5) federal and state income taxes allocated based on the same method used in number 4) above without giving effect to income tax benefits relating to operating loss carryforwards generated


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in all tax years prior to fiscal 1991. Payments of royalties will be paid within
30 days after the end of each calendar quarter.

      5. Brandy has the option to exchange its ownership of the Diaper Patent for $225,000 of the Company's common or preferred stock based on the closing bid price of the Company's common stock on May 18, 1990. At the time of the exchange, this Agreement will no longer be in effect and the Company will become the sole owner of the Patent; however, if the Company is dissolved or liquidated or if the Company is declared insolvent or bankrupt or the Company makes an assignment for the benefit of creditors or a receiver is appointed or any proceeding is demanded under any provision of any bankruptcy laws, the Company and the principal officers of said Company acknowledge and agree to allow Brandy to repurchase its 50% interest in the Patent for $1 and surrender such common or preferred stock as exchanged previous.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    RMED International, Inc.

                                    By: /s/ Edward Reiss
                                        -------------------------
                                        Edward Reiss
                                        Chairman  and  President

                                    Brandy Enterprises, Ltd.

                                    By: /s/ Brenda Schenk
                                        -------------------------
                                        Brenda Schenk
                                        President